MSGI EXPANDS STAKE IN EUROPEAN
                             SECURITY SERVICES FIRM
                    Appoints Director of European Operations

New York, NY, May 17, 2005 - MSGI Security Solutions, Inc. (Nasdaq: MSGI) today announced that it has taken the first in a series of material events to expand its presence in Europe by increasing its stake in Excelsa SpA (www.excelsa.net)
- a leading Italian provider of security services; and by appointing Carl Ottersen as Director of European Operations.

Under renegotiated terms, which have been agreed to by stockholders of Excelsa (other than MSGI) owning in the aggregate more than 51 percent of Excelsa's issued and outstanding common stock, MSGI will own approximately 19.5 percent of Excelsa's issued and outstanding common stock. The Excelsa stockholders have further agreed to anti-dilution protection such that MSGI will continue to own
19.5 percent of the company's shares through December 31, 2005.

Excelsa has granted to MSGI an option to purchase all, but not less than all, of Excelsa's interest in Trust Italia SpA (http://www.trustitalia.it/) for an aggregate purchase price of (euro)1 million, at any time prior to the close of business on the 120th day after the date of this agreement. Trust Italia is a leading provider of VeriSign Internet-based trust services required by websites, businesses and individuals to conduct secure e-commerce over the Internet. Trust Italia also provides digital certificates; an electronic credential in the digital world which authenticates the users authority to engage in a given transaction. Digital certificates are based on the principals of public key cryptography acting as an electronic credential which is unique to an individual or entity.

In connection with the transaction, those Excelsa stockholders who have agreed to the renegotiated terms of the Excelsa/MSGI transaction, have also granted to MSGI an irrevocable option to purchase their shares up to an amount that in the aggregate represents at any time no less than 51 percent of Excelsa's issued and outstanding shares of Common Stock on a fully diluted basis. This option will expire on December 31, 2005. MSGI renegotiated with Excelsa SpA the terms of the transaction entered into in January 2005, as a result of which MSGI would have owned 12.5% of Excelsa's issued and outstanding common stock on a fully diluted basis.

Furthermore, Excelsa has granted to MSGI a royalty-free and exclusive right and license, with respect to up to 2,500 surveillance cameras, to use Excelsa's RTS video surveillance platform in the United States for a period of 24 months. RTS (Real Time Security) is an ASP platform built to manage through a multiple network layer infrastructure, standard CCTV and IP-based surveillance cameras. Excelsa currently manages, with its proprietary technology, the security video surveillance platform for the metropolitan police of the City of Rome. The system distributes the information of up to 3,000 cameras and alarms to the different control rooms of the 24 districts of the metropolitan police. The exclusive license for RTS in the United States will principally be offered in conjunction with the MSGI Innalogic operating company.

MSGI has also expanded its executive staff by appointing Carl Ottersen as Director of European Operations. The former regional director for three US software companies and for a leading office services company, Carl Ottersen has gained fifteen years of broad international management experience focused on new businesses and new markets, creating and leading teams in the field to deliver premium products and solutions to high profile clients. Working his way through college by taking on jobs including materials requisitions manager with Bechtel Corporation of San Francisco, Carl started his career in PriceWaterhouse as its expert in advising on Norwegian tax and developing financial planning models for the petrochemical industry.
For more than thirteen years he then worked for Comshare, Gentia and Brio Technology, all specialist software companies providing financial and marketing information systems for leading multinational companies. In these roles Carl successfully turned around failing operations and opened up new sales channels in a number of countries, principally in Northern Europe, the Mediterranean and in Latin America. As Business Director for Regus Business Centres, Carl was responsible for turning around operations in Italy, Greece, Turkey and Austria. In addition he took the lead in implementing a multi-million dollar expansion program for the region. In 2000 Carl co-founded Monticello International, a business accelerator focused on assisting internet companies set up operations in Southern Europe, and which in turn also co-launched two online businesses for e-books and event management. Most recently Carl Ottersen has been engaged by several clients, including Swiss and German software solutions providers, to advise and assist in launch of new businesses, for the Italian, German and US markets.
About MSGI
MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington DC; and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

The Company is currently comprised of two operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.